   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 29, 1996
                                                     REGISTRATION NO. 333-
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                --------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                --------------
                                 MATTEL, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
               DELAWARE                              95-1567322
    (STATE OR OTHER JURISDICTION OF     (I.R.S. EMPLOYER IDENTIFICATION NO.)
    INCORPORATION OR ORGANIZATION)

  333 CONTINENTAL BOULEVARD, EL SEGUNDO, CALIFORNIA 90245-5012 (310) 252-2000 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                --------------
                             LELAND P. SMITH, ESQ.
               ASSISTANT GENERAL COUNSEL AND ASSISTANT SECRETARY
                                 MATTEL, INC.
  333 CONTINENTAL BOULEVARD, EL SEGUNDO, CALIFORNIA 90245-5012 (310) 252-4821 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                  COPIES TO:
         RONALD M. LOEB, ESQ.                 BRIAN G. CARTWRIGHT, ESQ.
            IRELL & MANELLA                       LATHAM & WATKINS
    333 SO. HOPE STREET, SUITE 3300              633 W. FIFTH STREET
         LOS ANGELES, CA 90071                  LOS ANGELES, CA 90071

                                --------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                                  CALCULATION OF REGISTRATION FEE
========================================================================================================
 TITLE OF EACH CLASS OF                       PROPOSED MAXIMUM    PROPOSED MAXIMUM
    SECURITIES TO BE        AMOUNT TO BE     OFFERING PRICE PER  AGGREGATE OFFERING       AMOUNT OF
     REGISTERED(1)          REGISTERED(1)          UNIT(2)         PRICE(2)(3)(4)    REGISTRATION FEE(5)
--------------------------------------------------------------------------------------------------------
Common Stock ($1 par
 value)(6).............          --                  (9)                 --                  --
--------------------------------------------------------------------------------------------------------
Preferred Stock ($1 par
 value)(7).............          --                  (9)                 --                  --
--------------------------------------------------------------------------------------------------------
Debt Securities(8).....          --                  (9)                 --                  --
--------------------------------------------------------------------------------------------------------
Warrants...............          --                  (9)                 --                  --
--------------------------------------------------------------------------------------------------------
Units..................          --                  (9)                 --                  --
--------------------------------------------------------------------------------------------------------
Total..................     $350,000,000             (9)            $350,000,000          $120,690
========================================================================================================

(1) Subject to Footnote (3), there are being registered hereunder (i) an indeterminate amount of Common Stock, Preferred Stock, Debt Securities, Warrants and Units issuable in primary offerings, (ii) an indeterminate amount of Common Stock and Preferred Stock issuable upon conversion of
    Debt Securities and Preferred Stock registered hereunder, and (iii) an indeterminate amount of Common Stock, Preferred Stock and Debt Securities issuable upon exercise of Warrants registered hereunder.
(2) In U.S. dollars or the equivalent thereof in one or more foreign currencies or composite currencies. The proposed maximum offering price per unit will be determined from time to time by the Registrant in connection with the issuance of the securities registered hereunder.
(3) Estimated solely for the purpose of calculating the registration fee. In no event will the aggregate maximum offering price of all securities issued under this Registration Statement exceed $350,000,000 or the equivalent thereof in one or more foreign currencies or composite currencies or, if any Debt Securities are issued with original issue discount, such greater amount as shall result in proceeds of $350,000,000 to the Registrant.
(4) With respect to Debt Securities, excluding accrued interest and accrued amortization of discount, if any, to the date of delivery.
(5) The registration fee has been calculated in accordance with Rule 457(o) of the Securities Act.
(6) Shares of Common Stock may be issued in primary offerings, upon conversion of Debt Securities and/or Preferred Stock registered hereby, and/or upon exercise of Warrants registered hereby. The aggregate amount of Common Stock registered hereby is limited to that which is permissible under Rule 415(a)(4) under the Securities Act. Shares of Common Stock are accompanied by the Company's Preference Share Purchase Rights which, until the occurrence of any of certain prescribed events, are not exercisable, are evidenced by the certificates for the Common Stock and will be transferred along with and only with the Company's Common Stock.
(7) Shares of Preferred Stock may be issued in primary offerings, upon conversion of Debt Securities registered hereby, and/or upon exercise of Warrants registered hereby.
(8) Debt Securities may be issued in primary offerings and/or upon exercise of Warrants registered hereby.
(9) Omitted pursuant to General Instruction II(D) of Form S-3 under the Securities Act.
                                --------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
-------------------------------------------------------------------------------
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS (SUBJECT TO COMPLETION)
ISSUED FEBRUARY 29, 1996


                            [LOGO OF MATTEL, INC.]


                                  COMMON STOCK
                                PREFERRED STOCK
                                DEBT SECURITIES
                               WARRANTS OR RIGHTS
                              UNITS OF SECURITIES

                                  -----------

  The Company may offer from time to time under this Prospectus in one or more series (i) shares of its common stock, $1.00 par value per share ("Common Stock"), (ii) shares of its preferred stock, $1.00 par value per share ("Preferred Stock"), which may be convertible into shares of Common Stock,
(iii) debt securities of the Company ("Debt Securities"), which may be convertible into shares of Common Stock and/or Preferred Stock, (iv) warrants or rights ("Warrants") to acquire Common Stock, Preferred Stock and/or Debt Securities, and (v) units ("Units") consisting of two or more of the foregoing securities, with an aggregate initial public offering price of up to $350,000,000 or the equivalent thereof in one or more foreign currencies or composite currencies. The Common Stock, Preferred Stock, Debt Securities, Warrants and Units (collectively, the "Securities") may be offered separately or together, in separate series, in amounts, at prices and on terms to be determined at the time of each offering hereunder and to be set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement").

  The specific terms of the Securities for which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable, (i) in the case of Common Stock, the aggregate number of shares offered and the offering price; (ii) in the case of Preferred Stock, the specific designation and stated value per share, the aggregate number of shares offered, any dividend (including the method of calculating payment of dividends), liquidation, redemption, voting and other rights, any terms for conversion or exchange into shares of Common Stock, and the offering price; (iii) in the case of Debt Securities, the specific designation, aggregate principal amount, ranking, priority, currency, denominations, maturity (which may be fixed or extendible), any security, any premium or discount, interest rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Company or repayment at the option of the holder, terms for sinking fund payments, terms for conversion or exchange into Preferred Stock or Common Stock, form (which may be bearer or registered, certificated or global), covenants and the offering price; (iv) in the case of Warrants, the number and terms thereof, the designation of the number and type of securities issuable upon their exercise, the exercise price, the duration and detachability thereof, and the offering price; and (v) in the case of Units, a description of the securities comprising such Units and the offering price thereof.

  The applicable Prospectus Supplement will also contain information, where appropriate, about certain United States federal income tax considerations relating to the Securities covered thereby, any listing on a securities exchange of the Securities covered thereby, in the case of Debt Securities or Warrants for Debt Securities, any relationships between the Company and the applicable trustee or any other terms, as applicable.

                                  -----------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR   ANY  STATE  SECURITIES  COMMISSION   NOR  HAS  THE
  SECURITIES  AND EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION
   PASSED  UPON   THE  ACCURACY   OR  ADEQUACY   OF  THIS   PROSPECTUS.  ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

  The Securities may be offered directly by the Company or to or through agents, underwriters or dealers designated from time to time by the Company, as set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such Securities.

                                  -----------

      , 1996

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND THEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER, DEALER OR AGENT. NEITHER THIS PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT SHALL CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFERING OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR IN ANY PROSPECTUS SUPPLEMENT IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF OR OF SUCH PROSPECTUS SUPPLEMENT.

                             AVAILABLE INFORMATION

  Mattel, Inc. ("Mattel" or the "Company") has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C. a Registration Statement on Form S-3 (including all amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospectus and any Prospectus Supplement do not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Securities, reference is hereby made to the Registration Statement and the exhibits and schedules thereto.

  Mattel is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by Mattel can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048, and in Chicago at 500 West Madison Street, Room 1400, Chicago, Illinois 60661. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Reports, proxy statements and other information concerning Mattel can also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the Pacific Stock Exchange, 115 Sansome Street, 2nd Floor, San Francisco, California 94104, on which exchanges certain securities of Mattel are listed.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, which Mattel has filed with the Commission pursuant to the Exchange Act, are hereby incorporated by reference in, and shall be deemed to be a part of, this Prospectus: Mattel's Annual Report on Form 10-K for the year ended December 31, 1994, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995, its Current Reports on Form 8-K dated January 4, 1995, February 7, 1995, March 21, 1995, April 18, 1995, July 18, 1995, August 11, 1995, August 29, 1995,
October 17, 1995, January 24, 1996, January 26, 1996, February 1, 1996,
February 2, 1996 and February 7, 1996, its Notice of Annual Meeting of Stockholders and Proxy Statement, dated March 22, 1995, and the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on February 28, 1996.

  All documents filed by Mattel pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part thereof from the respective dates of filing of such documents. Any statement contained in this Prospectus or in any Prospectus Supplement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and any Prospectus Supplement to the extent that a statement contained herein or in any Prospectus Supplement (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Prospectus) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus or any Prospectus Supplement except as so modified or superseded.

  Mattel will provide without charge to any person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference therein). Requests should be directed to the attention of the Corporate Secretary, Mattel, Inc., 333 Continental Boulevard, El Segundo, California 90245-5012, or by telephone at (310) 252-3616.

  IN CONNECTION WITH THE OFFERING OF CERTAIN SECURITIES, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF SUCH SECURITIES OR OTHER SECURITIES OF THE COMPANY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                  THE COMPANY

  Mattel is a leading worldwide designer, manufacturer and marketer of toys. The Company's four principal core brands are BARBIE fashion dolls and doll clothing and accessories; FISHER-PRICE toys and juvenile products, including the POWER WHEELS line of battery-powered, ride-on vehicles; the Company's Disney-licensed toys; and die cast HOT WHEELS vehicles and playsets, each of which has broad worldwide appeal. Additional core product lines consist of large dolls, including CABBAGE PATCH KIDS; preschool toys, including SEE 'N SAY talking toys; the UNO and SKIP-BO card games; and the SCRABBLE game, which the Company owns in markets outside of the United States and Canada.

  Mattel management has implemented three complementary business strategies designed to achieve consistent, profitable growth: first, a concentration on leveraging the consumer franchises of Mattel's time-tested core product lines; second, expansion of the Company's international marketing and distribution network; and third, organization of the Company's manufacturing capabilities to maximize overall efficiency and flexibility and minimize risk. Mattel management has also pursued a financial strategy of reducing risk through the implementation of strict financial controls. These include the control of expenses and the aggressive management of working capital, foreign exchange risk and the financial risk associated with new product introductions. In addition, management's objective is to minimize the cost of capital to the Company by blending the sources of funds through the control of long-term leverage, and the maintenance of sufficient operating cash and short-term credit lines to finance the Company's seasonal working capital requirements.

  Mattel was incorporated in California in 1948 and reincorporated in Delaware in 1968. Its executive offices are located at 333 Continental Boulevard, El Segundo, California 90245-5012, telephone(310) 252-2000.

                                USE OF PROCEEDS

  Except as otherwise set forth in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Securities for general corporate purposes, which may include additions to working capital, reduction of indebtedness of the Company, financing of capital expenditures, potential acquisitions and the repurchase by the Company of its Common Stock. Funds not required immediately for such purposes may be invested temporarily in short-term marketable securities.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

  The following table sets forth the Company's unaudited ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the periods indicated.

                          FOR THE NINE MONTHS ENDED      FOR THE YEARS ENDED(a)(b)
                         --------------------------- -----------------------------
                         SEPTEMBER 30, SEPTEMBER 30,
                             1995          1994      1994  1993  1992  1991  1990
                         ------------- ------------- ----- ----- ----- ----- -----
Ratio of earnings to
 fixed charges(c)(d)....     6.89          7.99       6.88  4.20  4.51  4.00  3.40
Ratio of earnings to
 combined fixed charges
 and preferred stock
 dividends(c)(d)........     6.54          7.43       6.43  3.94  4.25  3.71  2.97

--------
(a) The consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for 1993, 1992 and 1991 have been restated for the effects of the November 1993 merger of Fisher-Price, Inc. into a wholly-owned subsidiary of the Company, accounted for as a pooling of interests. Fisher-Price, Inc. was excluded from periods prior to July 1, 1991, while its business was operated as a division of The Quaker Oats Company.
(b) The Company's financial reporting year ended on December 31 for years 1991 through 1994 and on the last Saturday of December in 1990.
(c) The ratio of earnings to fixed charges is computed by dividing income before taxes, extraordinary items, cumulative effect of changes in accounting principles, fixed charges, minority interest and undistributed income of less-than-majority-owned affiliates (as used in this footnote
    (c), "earnings") by fixed charges. Fixed charges are the sum of interest costs (whether expensed or capitalized) and the portion of aggregate rental expense (one-third) which is estimated to represent the interest factor in such rentals. The ratio of earnings to combined fixed charges and preferred stock dividends is computed by dividing earnings by the sum of fixed charges plus dividends on the Company's outstanding shares of preferred stock during the indicated period. The Company currently has no outstanding shares of preferred stock.
(d) Until July 1, 1991, the Company was a guarantor of certain foreign bank lines of credit extended to less-than-majority-owned joint ventures. Performance by the Company pursuant to these guarantees was deemed unlikely; thus the associated fixed charges have been excluded from computation of the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends. The portion of fixed charges paid by less-than-majority-owned joint ventures for which the Company was guarantor was approximately $4.5 million and $4.8 million in 1991 and 1990, respectively.

                        DESCRIPTION OF DEBT SECURITIES

  The Debt Securities offered hereby are to be issued under an indenture, dated as of February 15, 1996 (the "Indenture"), between Mattel and Chemical Trust Company of California, as Trustee (the "Trustee"), which Indenture may be supplemented from time to time by supplemental indentures. The following summary of certain provisions of the Indenture, a copy of which was filed as an exhibit to the Registration Statement, does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the Indenture, including the definition therein of certain terms. Wherever particular sections or defined terms of the Indenture are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference.

GENERAL

  The Debt Securities will rank equally with all other unsecured and unsubordinated indebtedness of Mattel.

  The Debt Securities that may be offered under the Indenture are not limited in amount. The Debt Securities may be issued in one or more series with the same or various maturities, at par, at a premium, or with an original issue discount. The Prospectus Supplement will set forth the initial offering price, the aggregate principal amount and the following terms of the Debt Securities in respect of which this Prospectus is delivered: (1) the title of such Debt Securities; (2) any limit on the aggregate principal amount of such Debt Securities; (3) the date or dates on which principal on such Debt Securities will be payable; (4) the rate or rates and, if applicable, the method used to determine the rate including any commodity, commodity index, stock exchange index or financial index, at which such Debt Securities will bear interest, if any, the date or dates from which such interest will accrue, the dates on which such interest shall be payable and the record date for the interest payable on any interest payment date; (5) the place or places where principal of, premium, if any, and interest on such Debt Securities will be payable; (6) the period or periods within which, the price or prices at which and the terms and conditions upon which the Debt Securities may be redeemed;
(7) the obligation, if any, of the Company to redeem or purchase the Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof; (8) the denominations of such Debt Securities, if other than denominations of $1,000 and any integral multiple thereof; (9) the portion of principal amount of such Debt Securities that shall be payable upon acceleration, if other than the principal amount thereof; (10) the currency of denomination of such Debt Securities; (11) the designation of the currency or currencies in which payment of principal of and interest on such Debt Securities will be made; (12) if payments of principal of, premium, if any, or interest on the Debt Securities are to be made in currency other than the denominated currency, the manner in which the exchange rate with respect to such payments will be determined; (13) the manner in which the amounts of payment of principal of, premium, if any, or interest on such Debt Securities will be determined, if such amounts may be determined by reference to an index based on a currency or currencies other than that in which the Debt Securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index; (14) the subordination provisions, if any, relating to such Debt Securities; (15) any provision for the conversion or exchange of such Debt Securities; (16) if such Debt Securities are to be issued upon the exercise of Warrants, the authentication and delivery provisions relating to such Debt Securities; (17) the provisions, if any, relating to any security provided for such Debt Securities; (18) any addition to or change in the Events of Default described herein or in the Indenture with respect to such Debt Securities and any change in the acceleration provisions described herein or in the Indenture with respect to such Debt Securities; (19) any addition to or change in the covenants described herein or in the Indenture with respect to such Debt Securities; (20) any other terms of such Debt Securities, which other terms will not be inconsistent with the provisions of the Indenture; and (21) any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the Debt Securities other than those originally appointed. (Indenture (S) 2.2) The Prospectus Supplement will set forth any federal income tax, accounting or special considerations applicable to the Debt Securities.

PAYMENT OF INTEREST AND EXCHANGE

  Each Debt Security will be represented by either a global security (a "Global Debt Security") registered in the name of The Depository Trust Company, as Depository (the "Depository") or a nominee of the Depository (each such Debt Security represented by a Global Debt Security being herein referred to as a "Book-Entry Debt Security") or a certificate issued in definitive registered form (a "Certificated Debt Security"), as set forth in the applicable Prospectus Supplement. Except as set forth under "Global Debt Securities and Book-Entry System" below, Book-Entry Debt Securities will not be issuable in certificated form.

  Certificated Debt Securities. Certificated Debt Securities may be transferred or exchanged at the Trustee's office or paying agencies in accordance with the terms of the Indenture. No service charge will be made for any transfer or exchange of Certificated Debt Securities, but Mattel may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Certificated Debt Securities will not be exchangeable for Book-Entry Debt Securities, except under the circumstances described below under "Global Debt Securities and Book-Entry System." (Indenture (S)(S) 2.4 and 2.7)

  The transfer of Certificated Debt Securities and the right to the principal of, premium, if any, and interest on such Certificated Debt Securities may be effected only by surrender of the old certificate representing such Certificated Debt Securities and either reissuance by Mattel or the Trustee of the old certificate to the new Holder or the issuance by Mattel or the Trustee of a new certificate to the new Holder.

  Global Debt Securities and Book-Entry System. Each Global Debt Security representing Book-Entry Debt Securities will be deposited with, or on behalf of, the Depository, and registered in the name of the Depository or a nominee of the Depository. Except as set forth below, Book-Entry Debt Securities will not be exchangeable for Certificated Debt Securities and will not otherwise be issuable as Certificated Debt Securities.

  The procedures that the Depository has indicated it intends to follow with respect to Book-Entry Debt Securities are set forth below.

  Ownership of beneficial interests in Book-Entry Debt Securities will be limited to persons that have accounts with the Depository for the related Global Debt Security ("participants") or persons that may hold interests through participants. Upon the issuance of a Global Debt Security, the Depository will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the Book-Entry Debt Securities represented by such Global Debt Security beneficially owned by such participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such Book-Entry Debt Securities. Ownership of Book-Entry Debt Securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depository for the related Global Debt Security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Book-Entry Debt Securities.

  So long as the Depository for a Global Debt Security, or its nominee, is the registered owner of such Global Debt Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Book-Entry Debt Securities represented by such Global Debt Security for all purposes under the Indenture. Except as set forth below, owners of Book-Entry Debt Securities will not be entitled to have such securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing such securities and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning Book-Entry Debt Securities must rely on the procedures of the Depository for the related Global Debt Security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture.

  The Company understands, however, that under existing industry practice, the Depository will authorize the persons on whose behalf it holds a Global Debt Security to exercise certain rights of holders of Debt Securities, and the Indenture provides that the Company, the Trustee and their respective agents will treat as the holder of a Debt Security the persons specified in a written statement of the Depository with respect to such Global Debt Security for purposes of obtaining any consents or directions required to be given by holders of the Debt Securities pursuant to the Indenture. (Indenture
(S) 2.14.6)

  Payments of principal, premium, if any, and interest on Book-Entry Debt Securities will be made to the Depository or its nominee, as the case may be, as the registered holder of the related Global Debt Security. (Indenture
(S) 2.14.5) None of Mattel, the Trustee or any other agent of Mattel or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Debt Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  Mattel expects that the Depository, upon receipt of any payment of principal, premium, if any, or interest on a Global Debt Security, will immediately credit participants' accounts with payments in amounts proportionate to the respective amounts of Book-Entry Debt Securities held by each such participant as shown on the records of such Depository. Mattel also expects that payments by participants to owners of beneficial interests in Book-Entry Debt Securities held through such participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

  If the Depository is at any time unwilling or unable to continue as Depository or ceases to be a clearing agency registered under the Exchange Act, and a successor Depository registered as a clearing agency under the Exchange Act is not appointed by Mattel within 90 days, Mattel will issue Certificated Debt Securities in exchange for such Global Debt Security. In addition, Mattel may at any time and in its sole discretion determine not to have any of the Book-Entry Debt Securities represented by one or more Global Debt Securities and, in such event, will issue Certificated Debt Securities in exchange for such Global Debt Security or Securities. Any Certificated Debt Securities issued in exchange for a Global Debt Security will be registered in such name or names as the Depository shall instruct the Trustee. It is expected that such instructions will be based upon directions received by the Depository from participants with respect to ownership of Book-Entry Debt Securities relating to such Global Debt Security.

  The foregoing information in this section concerning the Depository and the Depository's Book-Entry System has been obtained from sources the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

NO PROTECTION IN THE EVENT OF A CHANGE OF CONTROL

  Unless otherwise set forth in the Prospectus Supplement, the Debt Securities will not contain any provisions which may afford holders of the Debt Securities protection in the event of a change in control of the Company or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control of the Company).

CERTAIN COVENANTS OF MATTEL

  Limitation on Liens. The Company shall not and shall not permit any Subsidiary to create, incur, assume or suffer to exist any Lien (as defined) upon any of the their respective assets, except for: (i) Liens existing on the date of the Indenture or arising under the Indenture; (ii) any extension, renewal or replacement (or successive extensions, renewals or replacements) of any Lien existing on the date of the Indenture; (iii) Liens on Current Assets (as defined) (or on any promissory notes received in satisfaction of any of the accounts receivable of the Company or any of its Subsidiaries) securing Indebtedness (as defined) incurred to finance working capital requirements, provided, however, that the Indebtedness secured by such Lien does not mature later than 36 months from the date incurred; (iv) certain Liens incurred in the ordinary course of business; (v) Liens on property that are in existence at the time the Company or its Subsidiaries acquire such property, provided that such Liens (A) are not incurred in connection with, or in contemplation of, the acquisition of the property acquired and (B) do not extend to or cover any property or assets of the Company or any Subsidiary other than the property so acquired; (vi) purchase money Liens upon or in any real or personal property (including fixtures and other equipment) acquired or held by the Company or any Subsidiary in the ordinary course of business to secure the purchase price of such property or to secure Indebtedness incurred solely for the purpose of financing or refinancing the acquisition or improvement of or construction costs related to such property, provided that no such Lien shall extend to or cover any property other than the property being acquired or improved; (vii) any interest or title of a lessor in the property subject to any Capitalized Lease or Sale/Leaseback Transaction that is permitted under the restrictions described below under "--Limitation on Sale/Leaseback Transactions;" or (viii) other Liens securing Indebtedness in an aggregate principal amount which, together with the aggregate outstanding principal amount of all other Indebtedness of the Company and its Subsidiaries secured by Liens permitted under the terms of this subsection (viii) and the aggregate amount of the Sale/Leaseback Transactions which would otherwise be permitted under the restrictions described below in clause (i) under the caption"-- Limitation on Sale/Leaseback Transactions," does not at the time any such Lien is incurred exceed ten percent of the Consolidated Net Tangible Assets (as defined) as shown in the latest audited consolidated balance sheet of the Company and its Subsidiaries.

  Limitation on Sale/Leaseback Transactions. The Company shall not, and shall not permit any Subsidiary, to enter into any Sale/Leaseback Transaction, unless either (i) the Company or such Subsidiary would be entitled, pursuant to subsection (viii) under "--Limitation on Liens," to incur Indebtedness in a principal amount equal to or exceeding the amount of such Sale/Leaseback Transaction, secured by a Lien on the property to be leased; or (ii) the Company or such Subsidiary, within 90 days after the effective date of such transaction, applies or unconditionally agrees to apply to the retirement of Indebtedness an amount equal to the greater of the net proceeds of the Sale/Leaseback Transaction or the fair value, in the opinion of the Board of Directors, of such property at the time of such transaction (in either case adjusted to reflect the remaining term of the lease).

  Merger, Consolidation, or Sale of Assets. The Company may not consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets to, another corporation, person or entity unless (i) the Company is the surviving person or the successor or transferee is a corporation organized under the laws of the United States, any state thereof or the District of Columbia, (ii) the successor assumes all the obligations of the Company under the Debt Securities and the Indenture, and
(iii) immediately after such transaction no Event of Default (as defined) exists.

CERTAIN DEFINITIONS

  Set forth below are certain significant terms which are defined in Section
1.1 of the Indenture:

  "Consolidated Net Tangible Assets" means the total amount of assets of the Company and its Subsidiaries on a consolidated basis (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups occurring after January 1, 1988 of capital assets (excluding in any case write-ups in connection with accounting for acquisitions in conformity with generally accepted accounting principles), after deducting therefrom (i) all current liabilities of the Company and its Subsidiaries, (ii) all investments in unconsolidated Subsidiaries of the Company and in persons which are not Subsidiaries of the Company (except, in each case, investments in marketable securities) and (iii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other intangible items, all as set forth on the most recently available consolidated balance sheet of the Company and its Subsidiaries, prepared in conformity with generally accepted accounting principles.

  "Current Assets" means any asset of the Company or any of its Subsidiaries that would be classified as a current asset on an audited consolidated balance sheet of the Company prepared, in accordance with generally accepted accounting principles, on the date any Lien on such asset is incurred.

  "Discount Security" means any Debt Security that provides for an amount less than the stated principal amount thereof to be due and payable upon declaration of acceleration of the maturity thereof pursuant to the terms of the Indenture.

  "Indebtedness" means, with respect to any person, and without duplication:

    (1) any liability of such person (A) for borrowed money, or (B) for any letter of credit for the account of such person supporting obligations of such person or other persons, or (C) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any businesses, properties or assets of any kind (other than a trade payable or a current liability arising in the ordinary course of business), or (D) for the payment of money relating to a Capitalized Lease;

    (2) any liability of others described in the preceding clause (1) that the person has guaranteed or that is otherwise its legal liability; and

    (3) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (1) and
  (2) above.

  "Lien" means any lien, security interest, charge, mortgage, pledge or other encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

  "Sale/Leaseback Transaction" means any arrangement with any person (other than the Company or any of its Subsidiaries) providing for the leasing by the Company or any of its Subsidiaries of any property which has been or is to be sold or transferred by the Company or such Subsidiary to such person or to any person (other than the Company or any of its Subsidiaries) to which funds have been or are to be advanced by such person on the security of the leased property.

  "Subsidiary" of any specified person means (i) a corporation a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such person or by such person and a subsidiary or subsidiaries of such person or by a subsidiary or subsidiaries of such person or (ii) any other person (other than a corporation) in which such person or such person and a subsidiary or subsidiaries of such person or a subsidiary or subsidiaries of such person directly or indirectly, at the date of determination thereof has at least majority ownership interest.

EVENTS OF DEFAULT

  The following will be Events of Default under the Indenture with respect to Debt Securities of any series: (a) default in the payment of any interest upon any Debt Security of that series when it becomes due and payable, and continuance of such default for a period of 30 days; (b) default in the payment of principal of or premium, if any, on any Debt Security of that series when due; (c) default in the deposit of any sinking fund payment, when and as due in respect of any Debt Security of that series; (d) default in the performance or breach of any other covenant or warranty of Mattel in the Indenture (other than a covenant or warranty that has been included in the Indenture solely for the benefit of a series of Debt Securities other than that series), which default continues uncured for a period of 60 days after written notice to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in principal amount of the outstanding Debt Securities of that series as provided in the Indenture; (e) unless the terms of such series otherwise provide, an event of default under any Indebtedness for money borrowed by the Company (including a default with respect to Debt Securities of any series other than that series) or any Subsidiary, whether such Indebtedness now exists or shall hereafter be created, if (A) such default either (1) results from the failure to pay any such Indebtedness at its stated final maturity or (2) relates to an obligation other than the obligation to pay such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity or the maturity of which has been so accelerated, aggregates $25 million or more at any one time outstanding; (f) certain events of bankruptcy, insolvency or reorganization; and (g) any other Event of Default provided with respect to Debt Securities of that series that is described in the Prospectus Supplement accompanying this Prospectus. No Event of Default with respect to a particular series of Debt Securities (except as to the certain events in bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of Debt Securities. (Indenture (S) 6.1) The occurrence of an Event of Default would constitute an event of default under certain of Mattel's existing bank lines. In addition, the occurrence of certain Events of Default or an acceleration under the Indenture would constitute an event of default under certain other indebtedness of Mattel.

  If an Event of Default with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the Trustee or the holders of not less than 25% in principal amount of the outstanding Debt Securities of that series may, by a notice in writing to Mattel (and to the Trustee if given by the holders), declare to be due and payable immediately the principal (or, if the Debt Securities of that series are Discount Securities, such portion of the principal amount as may be specified in the terms of that series) and premium, if any, of all Debt Securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) and premium, if any, of all outstanding Debt Securities shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of outstanding Debt Securities. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in principal amount of the outstanding Debt Securities of that series may, subject to the Company having paid or deposited with the Trustee a sum sufficient to pay overdue interest and principal which has become due other than by acceleration and certain other conditions, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal and premium, if any, with respect to Debt Securities of that series, have been cured or waived as provided in the Indenture. (Indenture (S) 6.2) For information as to waiver of defaults see the discussion set forth below under "--Modification and Waiver." Reference is made to the Prospectus Supplement relating to any series of Debt Securities that are Discount Securities for the particular provisions relating to acceleration of a portion of the principal amount of such Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

  The Indenture provides that the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of outstanding Debt Securities, unless the Trustee receives indemnity satisfactory to it against any loss, liability or expense. (Indenture (S) 7.1
(e)) Subject to certain rights of the Trustee, the holders of a majority in principal amount of the outstanding Debt Securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series. (Indenture (S) 6.12)

  No holder of any Debt Security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture or for the appointment of a receiver or trustee, or for any remedy under the Indenture, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to Debt Securities of that series and unless also the holders of at least 25% in principal amount of the outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the holders of a majority in principal amount of the outstanding Debt Securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Indenture (S) 6.7) Notwithstanding the foregoing, the holder of any Debt Security will have an absolute and unconditional right to receive payment of the principal of, premium, if any, and any interest on such Debt Security on or after the due dates expressed in such Debt Security and to institute suit for the enforcement of any such payment.(Indenture (S) 6.8)

  The Indenture requires Mattel, within 90 days after the end of each of its fiscal years, to furnish to the Trustee a statement as to compliance with the Indenture. (Indenture (S) 4.3) The Indenture provides that the Trustee may withhold notice to the holders of Debt Securities of any series of any Default or Event of Default (except in payment on any Debt Securities of such series) with respect to Debt Securities of such series if it in good faith determines that withholding such notice is in the interest of the holders of Debt Securities.(Indenture (S) 7.5)

MODIFICATION AND WAIVER

  Modifications to, and amendments of, the Indenture may be made by Mattel and the Trustee with the consent of the holders of at least 50% in principal amount of the outstanding Debt Securities of each series affected by such modifications or amendments, provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Debt Security affected thereby: (a) change the amount of Debt Securities whose holders must consent to an amendment or waiver; (b) reduce the rate of or extend the time for payment of interest (including default interest) on any Debt Security; (c) reduce the principal or premium, if any, or change the fixed maturity of any Debt Security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of Debt Securities; (d) waive a default in the payment of the principal of, premium, if any, or interest on any Debt Security (except a rescission of acceleration of the Debt Securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding Debt Securities of such series and a waiver of the payment default that resulted from such acceleration); (e) make the Debt Security payable in currency other than that stated in the Debt Security; (f) make any change to certain provisions of the Indenture relating to, among other things, the right of holders of Debt Securities to receive payment of the principal, premium, if any, and interest on such Debt Securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or (g) waive a redemption payment with respect to any Debt Security or change any of the provisions with respect to the redemption of any Debt Securities. (Indenture (S) 9.3)

  The holders of at least 50% in principal amount of the outstanding Debt Securities of any series may on behalf of the holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by Mattel with provisions of the Indenture other than certain specified provisions. (Indenture (S) 9.2) The holders of a majority in principal amount of the outstanding Debt Securities of any series may on behalf of the holders of all the Debt Securities of such series waive any past default under the Indenture with respect to such series and its consequences, except a default in the payment of the principal of, premium, if any, or any interest on any Debt Security of that series or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Debt Security of that series affected. (Indenture (S) 6.13)

DEFEASANCE OF DEBT SECURITIES OR CERTAIN COVENANTS IN CERTAIN CIRCUMSTANCES

  Defeasance and Discharge. The Indenture provides that Mattel may be discharged from any and all obligations in respect of the Debt Securities of any series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, to replace stolen, lost or mutilated Debt Securities of such series, to maintain paying agencies and the treatment of funds held by paying agents) upon the deposit with the Trustee, in trust, of money and/or government obligations in the same currency as such series that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal (and premium, if any) and interest on and any mandatory sinking fund payments in respect of the Debt Securities of such series on the stated maturity of such payments in accordance with the terms of the Indenture and such Debt Securities. Such discharge may occur only if, among other things, (a) Mattel has received from, or there has been published by, the United States Internal Revenue Service a ruling, or, since the date of execution of the Indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that holders of the Debt Securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; and (b) such discharge will not be applicable to any Debt Securities of such series then listed on the New York Stock Exchange or any other securities exchange if such discharge would cause said Debt Securities to be de-listed as a result thereof. (Indenture (S) 8.3)

  Defeasance of Certain Covenants. The Indenture provides that unless otherwise provided by the terms of the applicable series of Debt Securities, upon compliance with certain conditions, (i) Mattel may omit to comply with the restrictive covenants contained in Sections 4.2 (except as to corporate existence), 4.3 through 4.8 and Section 5.1 of the Indenture, including the restrictive covenants described above under the caption "Certain Covenants of Mattel"; and (ii) cross accelerations constituting Events of Default under
Section 6.1(e) shall be inapplicable to such series. The conditions include: the deposit with the Trustee of money and/or government obligations in the same currency as such series that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay principal, premium, if any, and interest on and any mandatory sinking fund payments in respect of the Debt Securities of such series on the stated maturity of such payments in accordance with the terms of the Indenture and such Debt Securities; and the delivery to the Trustee of an opinion of counsel to the effect that the holders of the Debt Securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit and related covenant defeasance and will be subject to United States federal income tax in the same amount and in the same manner and at the same times as would have been the case if such deposit and related covenant defeasance had not occurred. (Indenture (S) 8.4)

  Defeasance and Events of Default. In the event Mattel exercises its option to omit compliance with certain covenants of the Indenture with respect to any series of Debt Securities and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default, the amount of money and government obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities of such series at the time of their stated maturity but may not be sufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, Mattel shall remain liable for such payments.

CONVERSION INTO CAPITAL STOCK OF THE COMPANY

  If and to the extent set forth in the Indenture and described in the applicable Prospectus Supplement, any portion of the principal amount of any Debt Securities of any series that is $1,000 or an integral multiple thereof may be converted into shares of Common Stock and/or Preferred Stock of the Company at any time prior to redemption (if applicable) or maturity, following the date set forth in the applicable Prospectus Supplement. The specific class of capital stock of the Company into which Debt Securities are convertible and the other terms pertaining to such conversion right will be set forth in the applicable Prospectus Supplement.

CONCERNING THE TRUSTEE

  Mattel maintains banking relationships in the ordinary course of business with one or more affiliates of the Trustee. The trustee also serves as trustee under the Company's indenture dated as of August 1, 1994.

                         DESCRIPTION OF CAPITAL STOCK

  The following statements with respect to the Company's capital stock are subject to the detailed provisions of the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") and By-laws, as amended (the "By-laws"), and the Rights Agreement (as defined below). These statements do not purport to be complete and are qualified in their entirety by reference to the terms of the Certificate of Incorporation, the By-laws and the Rights Agreement, which are incorporated by reference as exhibits to the Registration Statement.

GENERAL

  Mattel's authorized capital stock as of the date of this Prospectus consists of 300,000,000 shares of Common Stock, $1.00 par value per share, 3,000,000 shares of Preferred Stock, $1.00 par value per share, and 20,000,000 shares of Preference Stock, $.01 par value per share. No shares of Preferred Stock are presently outstanding. Mattel does not presently have outstanding, and Mattel's Certificate of Incorporation does not authorize, any other classes of capital stock. The issued and outstanding shares of Common Stock are, and any shares of Common Stock issued as Securities and any shares of Common Stock issuable upon the exercise of Warrants for Common Stock or upon conversion or exchange of Debt Securities or Preferred Stock that are convertible into or exchangeable for Common Stock will be, duly authorized, validly issued, fully paid and nonassessable.

COMMON STOCK

  Holders of shares of Common Stock have no preemptive, redemption or conversion rights. The holders of Common Stock are entitled to receive dividends when and as declared by the Mattel Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of Mattel, the holders of Common Stock may share ratably in the net assets of Mattel and liquidating distributions to holders of Preferred Stock or Preference Stock, if any. Each holder of Common Stock is entitled to one vote per share of Common Stock held of record by such holder and may cumulate its votes in the election of directors. As of February 15, 1996, there were 279,067,715 shares of Common Stock issued (as adjusted to reflect the five-for-four stock split payable as a stock dividend declared February 6, 1996). Each outstanding share of Common Stock is accompanied by a right to purchase one one-hundredth (128/37,500ths as adjusted to reflect a series of stock splits) of a share of Mattel Series E Junior Participating Preference Stock, $.01 par value per share (the "Series E Preference Shares"). See "--Preferred and Preference Stock."

  The registrar and transfer agent for the Common Stock is The First National Bank of Boston.

PREFERRED AND PREFERENCE STOCK

  The Mattel Board of Directors has the power, without further vote of shareholders, to authorize the issuance of up to 3,000,000 shares of Preferred Stock and 20,000,000 shares of Preference Stock and to fix and determine the terms, limitations and relative rights and preferences of any shares of Preferred Stock or Preference Stock that it causes to be issued. This power includes the authority to establish voting, dividend, redemption, conversion, liquidation and other rights of any such shares. No shares of Preferred Stock or Preference Stock are now outstanding.

  If and to the extent set forth in the applicable Prospectus Supplement, shares of Preferred Stock may be convertible into shares of Common Stock in accordance with the terms of such Preferred Stock. The specific terms pertaining to any such conversion right will be set forth in the applicable Prospectus Supplement.

  Each outstanding share of Common Stock is accompanied by a right to purchase one one-hundredth (128/37,500ths as adjusted) of a Series E Preference Share under certain circumstances. There are 1,500,000 shares of Series E Preference Shares authorized for issuance. There are currently no Series E Preference Shares outstanding.

DESCRIPTION OF PREFERENCE SHARE PURCHASE RIGHTS

  On February 7, 1992, the Mattel Board of Directors declared a dividend of one preference share purchase right (a "Right") for each outstanding share of Common Stock. The dividend was paid on February 17, 1992 (the "Record Date") to the stockholders of record on that date. At the date the dividend was declared and paid, each Right entitled the registered holder to purchase from the Company one one-hundredth of a Series E Preference Share at a price per share of $150 (the "Purchase Price"), subject to adjustment. Subsequent to the Record Date, and pursuant to the terms of the Rights, the number of one one-hundredths of a share of Series E Preference Shares purchasable from the Company upon exercise of a Right was adjusted to 128/37,500ths of a share of Series E Preference Shares, reflecting a series of stock splits in the underlying Common Stock paid in the form of a series of dividends on the Common Stock. The description and terms of the Rights are set forth in a Rights Agreement dated as of February 7, 1992 (the "Rights Agreement") between the Company and The First National Bank of Boston, as Rights Agent (the "Rights Agent").

  Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") have acquired beneficial ownership of 20% or more of the outstanding Common Stock or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding Common Stock (the earlier of such dates being called the "Distribution Date"), the Rights are evidenced, with respect to any Common Stock certificate outstanding as of the Record Date, by such Common Stock certificate with a copy of the Summary of Rights pertaining to such Rights (the "Summary of Rights") attached thereto.

  The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Stock certificates issued after the Record Date upon transfer or new issuance of Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Stock outstanding as of the Record Date, even without such notation or a copy of the Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

  The Rights are not exercisable until the Distribution Date. The Rights will expire on February 17, 2002 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case as described below.

  The Purchase Price payable, and the number of Series E Preference Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series E Preference Shares, (ii) upon the grant to holders of the Series E Preference Shares of certain rights or warrants to subscribe for or purchase Series E Preference Shares at a price, or securities convertible into Series E Preference Shares with a conversion price, less than the then-current market price of the Series E Preference Shares or (iii) upon the distribution to holders of the Series E Preference Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Series E Preference Shares) or of subscription rights or warrants (other than those referred to above).

  The number of outstanding Rights and the number of one one-hundredths of a Preference Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Stock or a stock dividend on the Common Stock payable in Common Stock or subdivision, consolidation or combinations of the Common Stock occurring, in any such case, prior to the Distribution Date.

  Series E Preference Shares purchasable upon exercise of the Rights will not be redeemable. Each Preference Share will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 292.969 (as adjusted) times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the Series E Preference Shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 292.969 (as adjusted) times the payment made per share of Common Stock. Each Series E Preference Share will have 292.969 (as adjusted) votes, voting together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each Series E Preference Share will be entitled to receive 292.969 (as adjusted) times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.

  Because of the nature of the Series E Preference Shares' dividend, liquidation and voting rights, the value of the fractional interest (128/37,500ths as adjusted) in a Preference Share purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

  In the event that, after a person or group has become an Acquiring Person, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provisions shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the exercise price of the Right.

  At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Common Stock, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-hundredth (128/37,500ths as adjusted) of a Series E Preference Share (or of a share of a class or series of the Company's preference stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

  With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Series E Preference Shares will be issued (other than fractions which are integral multiples of one one-hundredth of a Series E Preference Share, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Series E Preference Shares on the last trading date prior to the date of exercise.

  At any time prior to the time an Acquiring Person becomes such, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.0034133 per Right (as adjusted) (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

  The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including an amendment to lower certain thresholds described above to not less than the greater of (i) the sum of .001% and the largest percentage of the outstanding shares of Common Stock then known to the Company to be beneficially owned by any person or group of affiliated or associated persons (other than (a) the Company, (b) any subsidiary of the Company, (c) any employee benefit plan of the Company or any subsidiary of the Company, (d) any entity holding Common Stock for or pursuant to the terms of any such plan or (e) E.M. Warburg, Pincus & Co., Inc., a Delaware corporation, and its affiliates and associates) and (ii) 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person, no such amendment may adversely affect the interests of the holders of the Rights.

  For the purpose of calculating the various percentage ownership thresholds contained in the Rights Agreement, shares issued in connection with the capital investment approved by the Company's shareholders at the 1984 Annual Meeting and still owned by the original owner, or owned by certain qualified transferees, are excluded from the amount deemed to be beneficially owned by such persons. However, if such original owner or qualified transferee becomes a member of a group with certain other persons, such shares will be included in the amount attributable to, and will be deemed to be beneficially owned by, such other persons.

  Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

  The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire Mattel on terms not approved by Mattel's Board of Directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Mattel Board of Directors since the Rights may be redeemed by Mattel at the Redemption Price prior to the time that a person or group has acquired beneficial ownership of 20% or more of the Common Stock.

                      DESCRIPTION OF SECURITIES WARRANTS

  The Company may issue Warrants for the purchase of Debt Securities ("Debt Warrants"), Preferred Stock ("Preferred Stock Warrants") or Common Stock ("Common Stock Warrants"). Each series of Warrants will be issued under a separate warrant agreement (a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as Warrant Agent, all as set forth in the applicable Prospectus Supplement relating to the particular issue of Warrants. The Warrant Agent will act solely as an agent of the Company in connection with the Warrant Agreement or any certificates evidencing the Warrants ("Warrant Certificates") and will not assume any obligation or relationship of agency or trust for or with any holders of Warrant Certificates or beneficial owners of Warrants. Copies of the forms of Warrant Agreements and the forms of Warrant Certificates representing the Warrants will be filed by a post-effective amendment to the Registration Statement or incorporated by reference in connection with the offering of any Warrants. The following summaries of certain provisions of the forms of Warrant Agreements and Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrant Agreements and the Warrant Certificates.

GENERAL

  If Warrants are offered, the applicable Prospectus Supplement will describe the terms of such Warrants, including, in the case of Warrants for the purchase of Debt Securities (the "Underlying Debt Securities"), the following, where applicable: (i) the title and aggregate number of such Debt Warrants;
(ii) the title, rank, aggregate principal amount, denominations, and terms of the Underlying Debt Securities; (iii) the currencies in which such Debt Warrants are being offered; (iv) the principal amount of the series of Debt Securities purchasable upon exercise of each such Debt Warrant and the exercise price, or the manner of determining such price, at which and currencies in which such Debt Securities may be purchased; (v) the time or times, or period or periods, in which such Debt Warrants may be exercised and the date (the "Expiration Date") on which such exercise right shall expire;
(vi) United States federal income tax consequences; (vii) the terms of any right of the Company to redeem or accelerate the exercisability of such Debt Warrants; (viii) the offering price of such Debt Warrants; and (ix) any other terms of such Debt Warrants.

  In the case of Warrants for the purchase of Preferred Stock (the "Underlying Preferred Stock"), the Prospectus Supplement will describe the terms of such Warrants, including the following, where applicable: (i) the title and aggregate number of such Preferred Stock Warrants; (ii) the specific designation and stated value per share and any dividend (including the method of calculating payment of dividends), liquidation, redemption, voting and other rights of the Underlying Preferred Stock; (iii) the number of shares of Preferred Stock that may be purchased on exercise of each Preferred Stock Warrant; (iv) the exercise price or manner of determining such price and, if other than cash, the property and manner in which the exercise price may be paid and any minimum number of Preferred Stock Warrants exercisable at one time; (v) the terms of any right of the Company to redeem or accelerate the exercisability of such Preferred Stock Warrants; (vi) the time or times, or period or periods, in which the Preferred Stock Warrants may be exercised and the Expiration Date; (vii) United States federal income tax consequences; and
(viii) any other terms of such Preferred Stock Warrants.

  In the case of Common Stock Warrants, the Prospectus Supplement will describe the terms of such Warrants, including the following, where applicable: (i) the title and aggregate number of such Common Stock Warrants;
(ii) the number of shares of Common Stock that may be purchased on exercise of each Common Stock Warrant; (iii) the exercise price or manner of determining such price and, if other than cash, the property and manner in which the exercise price may be paid and any minimum number of Common Stock Warrants exercisable at one time; (iv) the terms of any right of the Company to redeem or accelerate the exercisability of such Common Stock Warrants; (v) the time or times, or period or periods, in which the Common Stock Warrants may be exercised and the Expiration Date; (vi) United States federal income tax consequences; and (vii) any other terms of such Common Stock Warrants.

  Warrants may be exchanged for new Warrants of different denominations, may (if in registered form) be presented for registration of transfer and may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement. No service charge will be made for any permitted transfer or exchange of Warrant Certificates, but the Company may require payment of any tax or other governmental charge payable in connection therewith. Prior to the exercise of any Debt Warrants, Preferred Stock Warrants or Common Stock Warrants, holders of such Warrants, as such, will not have any of the rights of holders of the Debt Securities, Preferred Stock or Common Stock, respectively, purchasable upon such exercise, including (i) in the case of Debt Warrants, the right to receive payments of principal of (or premium, if any) or interest, if any, on the Debt Securities purchasable upon such exercise or to enforce covenants in the applicable indenture, or (ii) in the case of Preferred Stock and Common Stock Warrants, the right to receive payments of dividends, if any, on the Preferred Stock or Common Stock, as the case may be, purchasable upon such exercise or to exercise any applicable right to vote.

EXERCISE OF WARRANTS

  Each Warrant will entitle the holder thereof to purchase such principal amount of Debt Securities or number of shares of Preferred Stock or Common Stock, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Warrants will become void.

  Warrants may be exercised by delivering to the Warrant Agent payment as provided in the applicable Prospectus Supplement of the amount required to purchase the underlying Debt Securities, Preferred Stock or Common Stock, as the case may be, together with certain information set forth on the reverse side of the Warrant. Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt, within five business days, of the Warrant Certificate evidencing such Warrants. Upon receipt of such payment and such Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, issue and deliver the underlying Debt Securities, Preferred Stock or Common Stock, as the case may be. If fewer than all of the Warrants represented by such Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of Warrants. The holder of a Warrant will be required to pay any tax or other governmental charge that may be imposed in connection with any transfer involved in the issuance of the underlying Debt Securities, Preferred Stock or Common Stock, as the case may be.

MODIFICATIONS

  The Warrant Agreements and the terms of the Warrants may be modified or amended by the Company and the Warrant Agent, without the consent of any holder, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained therein, or in any other manner that the Company deems necessary or desirable and that will not materially adversely affect the interests of the holders of the Warrants.

  The Company and the Warrant Agent may also modify or amend the Warrant Agreement and the terms of the Warrants with the consent of the holders of not less than a majority in number of the then outstanding unexercised Warrants affected thereby; provided that no such modification or amendment that accelerates the Expiration Date, increases the exercise price, reduces the number of outstanding Warrants the consent of the holders of which is required for any such modification or amendment, or otherwise materially adversely affects the rights of the holders of the Warrants, may be made without the consent of each holder affected thereby.

PREFERRED STOCK AND COMMON STOCK WARRANT ADJUSTMENT

  The terms and conditions on which the exercise price of and/or the number of shares of Preferred Stock or Common Stock covered by a Preferred Stock Warrant or Common Stock Warrant, respectively, are subject to adjustment will be set forth in the Preferred Stock Warrant Certificate or Common Stock Warrant Certificate, as the case may be, and the applicable Prospectus Supplement. Such terms will include provisions for adjusting the exercise price of and/or the number of shares of Preferred Stock or Common Stock covered by such Preferred Stock Warrant or Common Stock Warrant, as the case may be; the events requiring such adjustment; the events upon which the Company may, in lieu of making such adjustment, make proper provisions so that the holder of such Preferred Stock Warrant or Common Stock Warrant, as the case may be, upon exercise thereof, would be treated as if such holder had exercised such Preferred Stock Warrant or Common Stock Warrant, as the case may be, prior to the occurrence of such events; and provisions affecting exercise in the event of certain events affecting the Preferred Stock or Common Stock, as the case may be.

                      DESCRIPTION OF UNITS OF SECURITIES

  The Company may issue Units consisting of two or more other constituent Securities, which Units may be issuable as, and for the period of time specified therein may be transferable as, a single Security only, as distinguished from the separate constituent Securities comprising such Units. Any such Units will be offered pursuant to a Prospectus Supplement which will (i) identify and designate the title of any series of Units; (ii) identify and describe the separate constituent Securities comprising such Units; (iii) set forth the price or prices at which such Units will be issued; (iv) describe, if applicable, the date on and after which the constituent Securities comprising the Units will become separately transferable; (v) provide information with respect to book-entry procedures, if any; (vi) discuss applicable United States federal income tax considerations relating to the Units; and (vii) set forth any other terms of the Units and their constituent Securities.


                             PLAN OF DISTRIBUTION

GENERAL

  Mattel may sell the Securities being offered hereby: (i) directly to purchasers; (ii) through agents; (iii) through dealers; (iv) through underwriters; or (v) through a combination of any such methods of sale.

  The distribution of the Securities may be effected from time to time in one or more transactions either: (i) at a fixed price or prices, which may be changed; (ii) at market prices prevailing at the time of sale; (iii) at prices related to such prevailing market prices; or (iv) at negotiated prices.

  Offers to purchase Securities may be solicited directly by Mattel. Offers to purchase Securities may also be solicited by agents designated by Mattel from time to time. Any such agent, who may be deemed to be an "underwriter" as that term is defined in the Securities Act, involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by Mattel to such agent will be set forth, in the Prospectus Supplement.

  If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, Mattel will sell such Securities to the dealer, as principal. The dealer, who may be deemed to be an "underwriter" as that term is defined in the Securities Act, may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale.

  If an underwriter is, or underwriters are, utilized in the sale, Mattel will execute an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus is delivered to the public. In connection with the sale of Securities, such underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Securities for whom they may act as agents. Underwriters may also sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriting compensation paid by the Company to underwriters in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the Prospectus Supplement.

  Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with Mattel, to indemnification by Mattel against certain civil liabilities, including liabilities under the Securities Act. Underwriters and agents may engage in transactions with, or perform services for, the Company in the ordinary course of business.

DELAYED DELIVERY ARRANGEMENTS

  If so indicated in the Prospectus Supplement, Mattel will authorize underwriters, dealers or other persons to solicit offers by certain institutions to purchase Securities pursuant to contracts providing for payment and delivery on a future date or dates. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The obligations of any purchaser under any such contract will not be subject to any conditions except that (a) the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject and (b) if the Securities are also being sold to underwriters, Mattel shall have sold to such underwriters the Securities not sold for delayed delivery. The underwriters, dealers and such other persons will not have any responsibility in respect of the validity or performance of such contracts. The Prospectus Supplement relating to such contracts will set forth the price to be paid for Securities pursuant to such contracts, the commissions payable for solicitation of such contracts and the date or dates in the future for delivery of Securities pursuant to such contracts.

                                 LEGAL MATTERS

  The validity of the Securities will be passed upon for the Company by Irell & Manella, Los Angeles, California. Ronald M. Loeb, a partner of the law firm of Irell & Manella, is a Director of the Company and is the record owner of 83,795 shares of Common Stock. Certain legal matters will be passed upon for any underwriters or agents by Latham & Watkins, Los Angeles, California.

                                    EXPERTS

  The consolidated financial statements and financial statement schedules of the Company, incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1994 (the "Form 10-K"), have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting and, with respect to the historical financial statements of Fisher Price, Inc. for the fiscal year ended January 3, 1993, in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on authority of said firm as experts in auditing and accounting.

                            [LOGO OF MATTEL, INC.]

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      Registration fee................................................  $120,690
      Rating agency fees..............................................   180,000
      Printing and engraving expenses.................................    25,000
      Accounting fees and expenses....................................    60,000
      Legal fees and expenses.........................................    70,000
      Blue sky fees and expenses......................................    15,000
      Fees and expenses of Trustee....................................    10,000
      Miscellaneous...................................................     9,310
                                                                        --------
       Total..........................................................  $490,000
                                                                        ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Mattel, Inc. (the "Company" or the "Registrant") has adopted provisions in its Restated Certificate of Incorporation (the "Certificate") which require the Company to indemnify any and all persons whom it has the power to indemnify pursuant to the Delaware General Corporation Law (the "DGCL") against any and all expenses, judgments, fines, amounts paid in settlement, and any other liabilities to the fullest extend permitted by the DGCL.

  The Certificate also empowers the Registrant by action of its Board of Directors to purchase and maintain insurance, at its expense, to protect itself and such persons against any such expense, judgment, fine, amount paid in settlement or other liability, whether or not the Registrant would have the power to indemnify any such individual under the DGCL.

  In addition, the Registrant's By-laws require that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant, a director, officer, employee or agent of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Registrant to provide broader indemnification rights than said law permitted the Registrant to provide prior to such amendment) against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except for claims by such persons for non-payment of entitled indemnification claims against the Registrant, the Registrant shall indemnify such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Registrant's Board of Directors. The By-laws specify that the right to indemnification so provided is a contract right, set forth certain procedural and evidentiary standards applicable to the enforcement of a claim under the By-laws, entitle the persons to be indemnified to be reimbursed for the expenses of prosecuting any such claim against the Registrant and entitle them to have all expenses incurred in advance of the final disposition of a proceeding paid by the Registrant. Such provisions, however, are intended to be in furtherance and not in limitation of the general right to indemnification provided in the By-laws.

  The Company has entered into indemnity agreements (the "Indemnity Agreements") with each director of the Company, including directors who are also officers and employees of the Company, and certain senior officers of the Company. The Indemnity Agreements provide that the Company will pay any costs which an indemnitee actually and reasonably incurs because of claims made against him or her by reason of the fact that he or she is or was a director or officer of the Company. The payments to be made under the Indemnity Agreements include, but are not limited to, expenses of investigation, judicial or administrative proceedings or appeals, damages, judgments, fines, amounts paid in settlement, and attorneys' fees and disbursements, except the Company is not obligated to make any payment under the Indemnity Agreements which the Company is prohibited by law from paying as indemnity, or where (a) indemnification is provided to an indemnitee under an insurance policy, except for amounts in excess of insurance coverage, (b) the claim is one for which an indemnitee is otherwise indemnified by the Company, (c) final determination is rendered in a claim based upon the indemnitee obtaining a personal profit or advantage to which he or she is not legally entitled, (d) final determination is rendered on a claim for an accounting of profits made in connection with a violation of Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act"), or similar state or common law provisions, (e) the indemnitee was adjudged to be deliberately dishonest, or (f) (with respect to a director) liability arises out of a breach of certain of his or her fiduciary duties.

  The directors and officers of the Company and its subsidiaries are insured under certain insurance policies against claims made during the period of the policies against liabilities arising out of claims for certain acts in their capacities as directors and officers of the Company and its subsidiaries.

ITEM 16.

   EXHIBIT  DESCRIPTION OF
   NUMBER      EXHIBIT
   -------  --------------

    1.1    Form of Underwriting Agreement for Debt Securities
    1.2    Form of Underwriting Agreement for Equity Securities*
    1.3    Form of Underwriting Agreement for Warrants*
    4.1    Indenture dated as of February 15, 1996 between the Registrant and Chemical
            Trust Corporation of California, as Trustee, relating to the Debt
            Securities
    4.2    Form of Floating Rate Note
    4.3    Form of Fixed Rate Note
    4.4    Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.0 to the Company's Annual Report on Form 10-K for
            the year ended December 31, 1993)
    4.5    By-laws of the Company, as amended to date (incorporated by reference to
            Exhibit 3.1 to the Company's Annual Report on Form 10-K for the year ended
            December 31, 1992)
    4.6    Rights Agreement, dated as of February 7, 1992, between the Company and The
            First National Bank of Boston, as Rights Agent (incorporated by reference to Exhibit 1 to the Company's Registration Statement on Form 8-A, dated
            February 12, 1992)
    4.7    Specimen Stock Certificate with respect to Common Stock*
    4.8    Certificate of Designation of Preferred Stock*
    4.9    Specimen Stock Certificate with respect to Preferred Stock*
    4.10   Form of Warrant Agreement pertaining to Common Stock (including the form of
            Certificate representing a Warrant for Common Stock)*
    4.11   Form of Warrant Agreement pertaining to Preferred Stock (including the form of Certificate representing a Warrant for Preferred Stock)*
    4.12   Form of Warrant Agreement pertaining to Debt Securities (including the form of Certificate representing a Warrant for Debt Securities)*
    5      Opinion of Irell & Manella as to the validity of the Securities
    12     Computation of Ratio of Earnings to Fixed Charges and Ratio of
            Earnings to Combined Fixed Charges and Preferred Stock Dividends
    23.1   Consent of Price Waterhouse LLP relating to the Company's Annual
            Report on Form 10-K for the year ended December 31, 1994 (the
            "Form 10-K")
    23.2   Consent of Coopers & Lybrand L.L.P. relating to the Form 10-K
    23.3   Consent of Irell & Manella (included in their opinion)
    24     Power of Attorney (set forth on pages II-5 and II-6)
    25     Form T-1 Statement of Eligibility and Qualification of the Trustee
            Under the Trust Indenture Act of 1939

--------
* To be filed by a post-effective amendment to the Registration Statement or incorporated by reference in the event of an offering of the specified Securities.

ITEM 17. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes:

  (1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, on February 29, 1996.

                                          MATTEL, INC.

                                          By: /s/ Francesca Luzuriaga
                                            ___________________________________
                                          Name:    Francesca Luzuriaga
                                          Title:   Executive Vice President
                                                   and Chief Financial Officer

                               POWER OF ATTORNEY

  We, the undersigned directors and officers of Mattel, Inc., do hereby severally constitute and appointJohn W. Amerman, Ned Mansour, Leland P. Smith and John L. Vogelstein, and each of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable said Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement on Form S-3, including specifically, but without limitation, power and authority to sign for us or any of us, in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do each hereby ratify and confirm all that said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

       /s/ John W. Amerman           Chairman of the Board and     February 29, 1996
____________________________________ Chief Executive Officer
          John W. Amerman


             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
     /s/ Francesca Luzuriaga         Executive Vice President and  February 29, 1996
____________________________________ Chief Financial Officer
        Francesca Luzuriaga

       /s/ Gary P. Rolfes            Senior Vice President and     February 29, 1996
____________________________________ Controller (Chief Accounting
           Gary P. Rolfes            Officer)

        /s/ Jill E. Barad            Director, President and       February 29, 1996
____________________________________ Chief Operating Officer
           Jill E. Barad

        /s/ Harold Brown             Director                      February 29, 1996
____________________________________
            Harold Brown

      /s/ James A. Eskridge          Director and Group            February 29, 1996
____________________________________ President, Mattel, Worldwide
         James A. Eskridge

                                     Director
____________________________________
         Tully M. Friedman

       /s/ Ronald M. Loeb            Director                      February 29, 1996
____________________________________
           Ronald M. Loeb

      /s/ Edward H. Malone           Director                      February 29, 1996
____________________________________
          Edward H. Malone

        /s/ Edward N. Ney            Director                      February 29, 1996
____________________________________
           Edward N. Ney

     /s/ William D. Rollnick         Director                      February 29, 1996
____________________________________
        William D. Rollnick

   /s/ Christopher A. Sinclair       Director                      February 29, 1996
____________________________________
      Christopher A. Sinclair

     /s/ John L. Vogelstein          Director                      February 29, 1996
____________________________________
         John L. Vogelstein
